Exhibit 5(i)







                                               Bedminster, New Jersey
                                               August 15, 1997




            NUI Corporation
            550 Route 202-206, Box 760
            Bedminster, New Jersey 07921-0760

            Ladies and Gentlemen:

                      I am are acting as counsel for NUI Corporation
            (the "Company") in connection with the proposed issuance and sale by it of additional shares of its Common Stock, without par value (the "Stock"), and the preferred stock purchase rights appurtenant thereto (the "Rights"), as contemplated by the registration statement on Form S-3 proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof for the registration of the Stock and the Rights under the Securities Act of 1933, as amended (the "Act"), as it may be amended, said registration statement being hereinafter called the "Registration Statement".

                      I am of the opinion that the Company is a
            corporation validly organized, existing and in good standing under the laws of the State of New Jersey.

                      I am further of the opinion that, subject to the
            qualifications hereinafter expressed, when:

                      (a) the Registration Statement shall have become effective under the Act;

                      (b) all regulatory approvals legally required for the issuance by the Company of authorized but unissued shares of Stock, including the Rights appurtenant thereto, shall have been obtained,

                      (c) the Company's Board of Directors or a duly authorized committee thereof shall have taken such action as may be necessary to authorize the issuance and sale of the Stock on the terms set forth in or contemplated by the Registration Statement, as to be amended or supplemented, and the exhibits thereto, and to authorize such other action as may be necessary in connection with the consummation of the issuance and sale of the Stock,

                      (d) the Stock shall have been issued, sold and delivered by the Company to the purchasers against payment therefor, all as contemplated by, and in conformity with, the acts, proceedings and documents referred to above and the Company's Amended and Restated Certificate of Incorporation, as amended, and

                      (e) the Rights appurtenant to the Stock shall have been issued in accordance with the terms of the Rights Agreement dated as of November 28, 1995 between the Company and Mellon Securities Trust Company, the Stock will have been validly issued and will be fully paid and non-assessable and the Rights will have been duly and validly issued.

                      I am a member of the New Jersey bar and do not
            hold myself out as an expert on the law of any other state. As to matters of Florida, Maryland, New York, North Carolina and Pennsylvania law, I have examined or caused to be examined such documents and satisfied myself as to such matters as I have deemed necessary in order to render this opinion.

                      I hereby authorize and consent to the use of this
            opinion as Exhibit 5(i) to the Registration Statement, and authorize and consent to the references to me in the Registration Statement and in the prospectus constituting a part thereof. I further consent to the reliance upon this opinion by Reid & Priest LLP for purposes of such firm's opinion to you of even date herewith.

                                               Very truly yours,

                                               /s/ James R. Van Horn


                                               James R. Van Horn